Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-215968, 333-224368, 333-236405) on Form S-8, (No. 333-249426) on Form S-3, and (No. 333-230779) on Form S-1 of BioCardia, Inc. of our report dated March 29, 2021, with respect to the consolidated balance sheet of BioCardia, Inc. as of December 31, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of BioCardia, Inc.

/s/ PKF San Diego, LLP

PKF San Diego, LLP

(formerly PKF, LLP)

San Diego, California

March 29, 2021